INCORPORATED UNDER THE LAWS OF THE
STATE OFNEVADA

NUMBER

SHARES

Sky440, Inc

AUTHORIZED SHARES: 6,950,000,000 PAR VALUE: $.001

CUSIP NO. 83082Y 10 2

This is to certify that

is the record holder of

shares of Sky 440, Inc *Common Stock*
transferrable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

Sky440, Inc
CORPORATE
Seal
NEVADA

PRESIDENT

COUNTERSIGNED AND REGISTERED BY
FIRST AMERICAN STOCK TRANSFER, INC.
4747 N. 7TH STREET, SUITE 170, PHOENIX, ARIZONA 85014

AUTHORIZED SIGNATURE